Exhibit 99.2

Excerpt of Transcript of UroGen Pharma Ltd. Earnings Call Held on March 16, 2023

Don Kim - UroGen Pharma Ltd. - CFO

Thank you, Jeff, and thank you to everyone for joining today’s call. We finished the year with growing momentum, delivering our strongest quarter ever for Jelmyto net sales. On an annualized basis, revenue from Jelmyto sales grew 34% in 2022. For the fourth quarter of 2022, we reported Jelmyto net revenues of $18.1 million compared to $16.1 million for the same period in 2021. On a full year basis, we delivered Jelmyto net revenues in line with the consensus estimates of $64.4 million compared to $48 million for the year 2021. Our performance reflects our strengthening ramp and growing adoption of Jelmyto. For the fourth quarter of 2022, research and development expenses were $14.4 million as compared to $13.1 million for the prior year quarter.

Full year 2022 R&D expenses were $52.9 million as compared to $47.6 million for the full year 2021. The increase in R&D expenses of $5.3 million is primarily attributable to higher research and development expenses in 2022 related to Phase III ENVISION study for UGN-102, into ingredient scale-up and production efficiency for Jelmyto, partially offset by lower stock-based compensation expenses in 2022. For the quarter of 2022, selling, general and administrative expenses were $21.6 million as compared to $21.4 million for the prior year quarter. Full year 2022, selling, general and administrative expenses were $82.9 million as compared to $87.5 million for the full year 2021. The decrease in SG&A-related expenses of $4.6 million resulted primarily from a decrease in stock-based compensation and compensation-related costs in 2022, offset by brand marketing-related expenses.

For the fourth quarter of 2022, we reported financing expenses related to the prepaid forward obligation to RTW investment of $5.1 million. Financing expenses related to the prepaid forward obligation to RTW Investments totaled $21.6 million for the full year 2022. The cash payout rate for 2023 will be 13% based on $64.4 million of global net product sales of Jelmyto in 2022. We anticipate full year 2023 Jelmyto net revenues to be in the range of $76 million to $86 million. Full year operating expense is expected to be in the range of $135 million to $145 million, including noncash share-based compensation expense of $6 million to $11 million, subject to market conditions.

We will continue to prioritize all expenses in support of our efforts to prioritize cash preservation. Financing expense related to the prepaid forward obligation to RTW’s investment is expected to be in the range of $21 million to $26 million, of which approximately $9.8 million to $11.1 million will be paid in cash. In addition to RTW financing expense, interest-only payments on the $100 million term-loan facility with funds managed by Pharmakon Advisors will be made quarterly and continue to accrue at a rate of LIBOR plus 8.25% in 2023.

We ended the year with $100 million in cash and cash equivalents, which is expected to finance operations into the first half of 2024. To (inaudible) we are committed to diligently and proactively managing our balance sheet in support of our commercial and clinical development activities. We will continue to watch revenues and monitor expenses closely, while also routinely evaluating our cash position and capital market environment to the need to opportunistically strengthen our balance sheet arise. With that, I’d like to turn the call back to Liz for closing remarks.